Exhibit 99.1

JCPENNEY FOURTH QUARTER AND FISCAL 2017 EARNINGS EXCEEDED EXPECTATIONS

Fourth Quarter Comparable Sales Increase 2.6%

Outstanding Debt Reduced by Over $600 Million in 2017

PLANO, Texas - (Mar. 2, 2018) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal fourth quarter and full year ended Feb. 3, 2018. Comparable sales increased 2.6 % for the fourth quarter and increased 0.1 % for full year 2017. Fourth quarter earnings per share was $0.81 and full year net loss per share was ($0.37). Fourth quarter adjusted earnings per share was $0.57 and full year adjusted earnings per share was $0.22. A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Marvin R. Ellison, chairman and chief executive officer said, “We are encouraged by our results for the fourth quarter and for fiscal 2017. Through the hard work and dedication of the entire JCPenney team, we delivered our second consecutive year of positive adjusted earnings. For 2017, we improved adjusted earnings per share by 175%, reduced our outstanding debt levels by over $600 million and generated over $200 million of free cash flow. During the fourth quarter, we delivered our strongest positive sales comps and achieved our largest gross margin improvement for the year. Our fourth quarter gross margin improvement, combined with our continued commitment to expense discipline, helped us generate adjusted earnings per share of $0.57 for the quarter.”

Ellison continued, “In 2018, we will intensify our market share efforts in Appliances, Mattresses and Furniture, while continuing to take steps to modernize our apparel assortment and omni-channel. Our strategy and plan is clear and consistent, and we remain focused on two critical factors - to operate the business for growth and deliver profitable earnings. I would like to thank our nearly 100,000 associates around our company for their hard work and more importantly, for their commitment to JCPenney.”

Fourth Quarter 2017 Results

Total net sales for the 14 weeks ended Feb. 3, 2018 increased 1.8 % to $4.03 billion compared to $3.96 billion for the 13 weeks ended Jan. 28, 2017. Comparable sales increased 2.6 % in the fourth quarter and were on the same 13 week basis as the fourth quarter last year.

Jewelry, Home, Sephora, Footwear and Handbags and Salon were the Company’s top performing divisions during the quarter. Geographically, the Southeast and Gulf Coast were the best performing regions of the country.

Cost of goods sold, which excludes depreciation and amortization, was $2.68 billion, or 66.4 % of sales, compared to $2.65 billion, or 66.9 % of sales in the same period last year. The improvement was primarily driven by decreased promotional activity during the quarter resulting from an improved inventory position. This improvement was partially offset by the continued growth in the Company’s online and major appliance businesses and higher shrink rates.

SG&A expenses were $943 million compared to $925 million for the same period last year. As a percentage of sales, SG&A expenses were 23.4 % and flat compared to last year. Reductions primarily in store controllable costs and marketing spend were partially offset by lower credit income and higher incentive compensation.

Net income was $254 million, or $0.81 per share, compared to net income of $192 million, or $0.61 per share in the same period last year. The improvement was primarily due to a $75 million tax reform benefit recorded in the fourth quarter this year.

Adjusted net income was $179 million, or $0.57 per share, for the fourth quarter this year. Adjusted net income for the fourth quarter last year was $202 million, or $0.64 per share, which included a gain of $62 million, or $0.20 per share, associated with the sale of the Company’s home office.

Full Year 2017 Results

Total net sales decreased (0.3) % to $12.51 billion compared to $12.55 billion last year. Comparable sales increased 0.1 % for full year 2017. The slight decline in total net sales was primarily due to store closures in 2017, most of which closed in the first half of the year, and was partially offset by incremental sales for the 53rd week.

For the year, cost of goods sold, which excludes depreciation and amortization, was $8.17 billion, or 65.4 % of sales, compared to $8.07 billion, or 64.3 % of sales last year. This increase was primarily driven by the liquidation of both closed store and slow-moving inventory, the continued growth in the Company’s online and major appliance businesses and higher shrink rates.

SG&A expenses declined 2 % or $70 million to $3.47 billion, or 27.7 % of sales, a decrease of 50 basis points as a percentage of sales compared to last year. These savings were primarily driven by reductions in store controllable costs and marketing efficiencies, which were partially offset by lower credit income and higher incentive compensation.

Net loss was ($116) million, or ($0.37) per share, compared to net income of $1 million, or $0.00 per share last year. This reduction was driven primarily by restructuring charges associated with the fiscal 2017 store closures and voluntary early retirement program.

Adjusted net income increased $44 million to $68 million, or $0.22 per share, compared to adjusted net income of $24 million, or $0.08 per share, last year.

Adjusted EBITDA was $972 million compared to $1.01 billion last year.

Inventory at year-end was $2.76 billion, a decrease of 3.2 % compared to last year-end. Capital expenditures for the year, net of landlord allowances, were $375 million. Free cash flow was a positive $213 million for full year 2017, an increase of $210 million versus last year.

Cash and cash equivalents at the end of year were $458 million. During fiscal 2017, the Company reduced its outstanding debt position by over $600 million. The Company ended the fiscal year with liquidity in excess of $2.3 billion.

Outlook
The Company’s 2018 full year guidance is as follows:

•	Comparable store sales: expected to be 0.0 % to 2.0%; and

•	Adjusted earnings per share[1]: expected to be $0.05 to $0.25.

Starting in the first quarter of fiscal 2018, the Company will adopt the new accounting standards, which relate to revenue recognition and pension accounting. The Company expects the impact from the accounting changes will not have a material impact on its 2018 full year earnings results.

1 A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.

Fourth Quarter and Full Year Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chairman and Chief Executive Officer Marvin R. Ellison and Chief Financial Officer Jeffrey Davis. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 6887218 conference ID or visit the Company’s investor relations website at http://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 6887218 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishings retailers, combines an expansive footprint of approximately 875 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to connect with shoppers how, when and where they prefer to shop. At every customer touchpoint, she will get her Penney’s worth of a broad assortment of products from an extensive portfolio of private, exclusive and national brands. Powering this shopping experience is the customer service and warrior spirit of approximately 100,000 associates across the globe, all driving toward the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings, cash flows and interest expense.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Twelve Months Ended
Statements of Operations:	February 3, 2018	January 28, 2017	% Inc. (Dec.)		February 3, 2018	January 28, 2017	% Inc. (Dec.)
Total net sales	$4,031	$3,961	1.8%		$12,506	$12,547	(0.3)%

Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	2,676	2,649	1.0%		8,174	8,071	1.3%
Selling, general and administrative (SG&A)	943	925	1.9%		3,468	3,538	(2.0)%
Pension	18	14	28.6%		21	19	10.5%
Depreciation and amortization	150	153	(2.0)%		570	609	(6.4)%
Real estate and other, net	(11)	(63)	(82.5)%		(146)	(111)	31.5%
Restructuring and management transition	8	9	(11.1)%		303	26	100.0%	+
Total costs and expenses	3,784	3,687	2.6%		12,390	12,152	2.0%
Operating income/(loss)	247	274	(9.9)%		116	395	(70.6)%
(Gain)/loss on extinguishment of debt	(2)	—	—%		33	30	10.0%
Net interest expense	81	88	(8.0)%		325	363	(10.5)%
Income/(loss) before income taxes	168	186	(9.7)%		(242)	2	(100.0)%	+
Income tax expense/(benefit)	(86)	(6)	100.0%	+	(126)	1	(100.0)%	+
Net income/(loss)	$254	$192	32.3%		$(116)	$1	(100.0)%	+

Earnings/(loss) per share - basic	$0.81	$0.62	30.6%		$(0.37)	$—	—%
Earnings/(loss) per share - diluted	$0.81	$0.61	32.8%		$(0.37)	$—	—%

Financial Data:
Comparable store sales increase/(decrease) (1)	2.6%	(0.7)%			0.1%	—%
Ratios as a percentage of sales:
Cost of goods sold	66.4%	66.9%			65.4%	64.3%
SG&A expenses	23.4%	23.4%			27.7%	28.2%
Operating income/(loss)	6.1%	6.9%			0.9%	3.1%
Effective income tax rate	(51.2)%	(3.2)%			(52.1)%	50.0%

Common Shares Data:
Issued and outstanding shares at end of period	312.0	308.3			312.0	308.3
Weighted average shares - basic	312.4	308.8			311.1	308.1
Weighted average shares - diluted	314.6	313.8			311.1	313.0

(1)
Comparable store sales are presented on a 52-week basis and include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales through jcpenney.com. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	February 3, 2018	January 28, 2017
Current assets:
Cash in banks and in transit	$116	$125
Cash short-term investments	342	762
Cash and cash equivalents	458	887
Merchandise inventory	2,762	2,854
Prepaid expenses and other	190	160
Total current assets	3,410	3,901
Property and equipment, net	4,281	4,599
Prepaid pension	61	—
Other assets	661	618
Total assets	$8,413	$9,118

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$973	$977
Other accounts payable and accrued expenses	1,119	1,164
Current maturities of capital leases, financing obligation and note payable	8	15
Current maturities of long-term debt	232	263
Total current liabilities	2,332	2,419
Long-term capital leases, financing obligation and note payable	212	219
Long-term debt	3,780	4,339
Deferred taxes	143	204
Other liabilities	567	583
Total liabilities	7,034	7,764
Stockholders' equity	1,379	1,354
Total liabilities and stockholders' equity	$8,413	$9,118

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Twelve Months Ended
Statements of Cash Flows:	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Cash flows from operating activities:
Net income/(loss)	$254	$192	$(116)	$1
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	2	—	74	(1)
Asset impairments and other charges	(1)	1	6	3
Net gain on sale of non-operating assets	—	—	—	(5)
Net gain on sale of operating assets	—	(63)	(119)	(73)
(Gain)/loss on extinguishment of debt	(2)	—	33	30
Depreciation and amortization	150	153	570	609
Benefit plans	11	2	106	(39)
Stock-based compensation	2	8	25	35
Other comprehensive income tax benefits	(14)	(12)	(60)	(12)
Deferred taxes	(60)	6	(63)	9
Change in cash from:
Inventory	603	837	92	(133)
Prepaid expenses and other assets	51	98	(15)	11
Merchandise accounts payable	(369)	(516)	(4)	52
Income taxes	(15)	(1)	(12)	(6)
Accrued expenses and other (1)	25	30	(63)	(147)
Net cash provided by/(used in) operating activities	637	735	454	334
Cash flows from investing activities:
Capital expenditures	(108)	(145)	(395)	(427)
Proceeds from sale of non-operating assets	—	—	—	2
Proceeds from sale of operating assets	1	80	154	96
Joint venture return of investment	—	(2)	9	13
Insurance proceeds received for damage to property and equipment	3	—	3	—
Net cash provided by/(used in) investing activities	(104)	(67)	(229)	(316)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	—	2,188
Proceeds from borrowings under the credit facility	283	408	804	667
Payments of borrowings under the credit facility	(494)	(570)	(804)	(667)
Net proceeds from financing obligation	—	216	—	216
Premium on early retirement of long-term debt	—	—	(30)	—
Payments of capital leases, financing obligation and note payable	(2)	(5)	(16)	(29)
Payment of long-term debt	(47)	(10)	(599)	(2,349)
Financing costs	—	—	(9)	(49)
Proceeds from stock issued under stock plans	1	—	5	2
Tax withholding payments for vested restricted stock	(1)	(3)	(5)	(10)
Net cash provided by/(used in) financing activities	(260)	36	(654)	(31)
Net increase/(decrease) in cash and cash equivalents	273	704	(429)	(13)
Cash and cash equivalents at beginning of period	185	183	887	900
Cash and cash equivalents at end of period	$458	$887	$458	$887

(1)	Includes construction allowances collected from landlords of $4 million and $20 million for the three and twelve months ended
February 3, 2018, respectively, and $32 million and $43 million for the three and twelve months ended January 28, 2017, respectively.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the mark-to-market adjustment for supplemental retirement plans, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture), the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps and the impact of tax reform. Unlike other operating expenses, restructuring and management transition charges, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture, the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps and the impact of tax reform are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) and the mark-to-market adjustment for supplemental retirement plans are determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility. Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the mark-to-market adjustment for supplemental retirement plans, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture, the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest swaps and the impact of tax reform on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income/(loss)	$254	$192	$(116)	$1
Add: Net interest expense	81	88	325	363
Add: (Gain)/loss on extinguishment of debt	(2)	—	33	30
Add: Income tax expense/(benefit)	(86)	(6)	(126)	1
Add: Depreciation and amortization	150	153	570	609
Add: Restructuring and management transition charges	8	9	303	26
Add: Primary pension plan expense/(income)	(9)	1	(11)	1
Add: Mark-to-market adjustment for supplemental retirement plans	25	11	25	11
Less: Net gain on the sale of non-operating assets	—	—	—	(5)
Less: Proportional share of net income from joint venture	(8)	1	(31)	(28)
Adjusted EBITDA (non-GAAP)	$413	$449	$972	$1,009

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income/(loss)	$254	$192	$(116)	$1
Earnings/(loss) per share-diluted	$0.81	$0.61	$(0.37)	$—

Add: Restructuring and management transition charges(1)	8	9	303	26
Add: Primary pension plan expense/(income)(1)	(9)	1	(11)	1
Add: Mark-to-market adjustment for supplemental retirement plans(1)	25	11	25	11
Add: (Gain)/loss on extinguishment of debt(1)	(2)	—	33	30
Less: Net gain on the sale of non-operating assets(1)	—	—	—	(5)
Less: Proportional share of net income from joint venture(1)	(8)	1	(31)	(28)
Less: Tax impact resulting from other comprehensive income allocation(2)	(14)	(12)	(60)	(12)
Less: Impact of tax reform	(75)	—	(75)	—
Adjusted net income/(loss) (non-GAAP)	$179	$202	$68	$24
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$0.57	$0.64	$0.22	$0.08

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net cash provided by/(used in) operating activities	$637	$735	$454	$334
Add: Proceeds from sale of operating assets	1	80	154	96
Less: Capital expenditures	(108)	(145)	(395)	(427)
Free cash flow (non-GAAP)	$530	$670	$213	$3

Net cash provided by/(used in) investing activities (1)	$(104)	$(67)	$(229)	$(316)
Net cash provided by/(used in) financing activities	$(260)	$36	$(654)	$(31)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.